As filed with the Securities and Exchange Commission on July 5, 2023

Registration No. 333-263313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRINCETON BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	88-4268702
(State or other jurisdiction of incorporation)	(IRS Employer Ident. No.)

183 Bayard Lane

Princeton, New Jersey 08540

(Address of principal executive offices)

The Bank of Princeton Amended and Restated 2007 Stock Option Plan

The Bank of Princeton Amended and Restated 2012 Equity Incentive Plan

The Bank of Princeton Amended and Restated Equity 2018 Equity Incentive Plan

(Full title of the plans)

Edward Dietzler

President and Chief Executive Officer

183 Bayard Lane

Princeton, New Jersey 08540

(Name and address of agent for service)

(609) 921-1700

Telephone number, including area code, of agent for service

Copies to:

Edward C. Hogan

Ishmail A. Harris

Stevens & Lee

100 Lenox Drive

Suite 200

Lawrenceville, NJ 08648

Telephone: (609) 243-9111

(Former name or former address, if changed since last report.)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	263,656 (1)(2)	N/A	N/A	N/A

(1)

Represents shares of Princeton Bancorp, Inc. common stock reserved for issuance under (i) The Bank of Princeton Amended and Restated 2007 Stock Option Plan, (ii) The Bank of Princeton Amended and Restated 2012 Equity Incentive Plan, and (iii) The Bank of Princeton Amended and Restated 2018 Equity Incentive Plan (collectively, the “Plans”), including common stock issuable upon the exercise of outstanding stock options and the vesting of restricted stock units outstanding, which Plans were assumed by the Registrant on January 10, 2023 pursuant to the provisions of the Plan of Reorganization (the “Plan of Reorganization”), dated February 23, 2022, by and between the Registrant and The Bank of Princeton, a New Jersey state-chartered bank (the “Bank”). In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the Registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s registration statement on Form S-4EF (File No. 333-263313) filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2022, as amended by Pre-Effective Amendment No. 1 filed with the SEC on March 18, 2022, to which this is a Post-Effective Amendment. Accordingly, no additional filing fee is required. See “Explanatory Note” below.

EXPLANATORY NOTE

Princeton Bancorp, Inc., a Pennsylvania corporation (“we,” “our,” “us,” “Registrant” or the “Company”) hereby amends its registration statement on Form S-4EF (File No. 333-263313) filed with the SEC on March 4, 2022, as amended by Pre-Effective Amendment No. 1 filed with the SEC on March 18, 2022, by filing this Post-Effective Amendment No.1 on Form S-8 to Form S-4EF (this “Post-Effective Amendment”).

On and after January 10, 2023 (the “Effective Date”), pursuant to the Plan of Acquisition, the Registrant acquired all of the outstanding capital stock of the Bank as a result of the reorganization of the Bank into a holding company structure. In connection with the reorganization, the Registrant acquired the Bank’s rights and obligations under the Plans, and certain options previously granted under the Plans, which were exercisable to purchase the Bank’s common stock, par value $5.00 per share (the “Bank Stock”), were assumed by the Registrant and are now exercisable to purchase the Registrant’s common stock, no par value per share (the ”Common Stock”). In addition, restricted stock units representing a contingent right to receive one share of the Bank Stock issuable under the 2018 Equity Incentive Plan now represent a contingent right to receive one share of the Common Stock. The Company hereby amends the Form S-4EF by filing this Post-Effective Amendment with respect to the shares of the Registrant’s Common Stock issuable under the Plans. All such shares of Common Stock were previously registered on the Form S-4EF but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Daniel O’Donnell, our Executive Vice President, Chief Operating Officer and General Counsel, at the Company’s address 183 Bayard Lane, Princeton, New Jersey 08540. The telephone number for Mr. O’Donnell is (609) 454-0129 and his email address is dodonnell@thebankofprinceton.com.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Prior to the Effective Date, the Bank was subject to the reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly filed reports, proxy statements and other business and financial information with the Federal Deposit Insurance Corporation (the “FDIC”). The Company, as the successor issuer under Section 12 of the Exchange Act pursuant Rule 12g-3, has become subject to the reporting and other information requirements of the Exchange Act, and accordingly files reports, proxy statements and other business and financial information with the SEC. The following documents filed by the Registrant with the SEC or filed by the Bank, with respect to which the Company is the successor issuer, with the FDIC, pursuant to the Exchange Act, are incorporated by reference herein and in the prospectus constituting a part of this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnish pursuant to Item 2.02 or Item 7.01 on any Current Reports on Form 8-K):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•	the Bank’s Current Report on Form 8-K filed with the FDIC on January 10, 2023;

•	the Company’s Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 10, 2023, January 25, 2023, January 26, 2023, April 19, 2023, April 20, 2023, May 2, 2023 and May 22, 2023; and

•

the description of the Company’s Common Stock set forth as Exhibit 4.1 to registrant’s Current Report on Form 8-K12B, filed with the SEC on January 10, 2023, and any amendment or report filed with the SEC for the purposes of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, actions by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The foregoing right to indemnification includes the right to an advancement of expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in the applicable section of the bylaws.

The Company’s bylaws also provide that the Company may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under the applicable section of the bylaws or otherwise, to or for the benefit of any person, whether or not the Company would have the power to indemnify such person against such liability under the applicable section of the bylaws.

In addition, the Company’s articles of incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders or creditors for monetary damages for any action taken, or any failure to take any action, except to the extent such exemption from liability or limitation thereof is not permitted under the Pennsylvania Business Corporation Law, or PBCL, as the same existed on the date of adoption of the articles of incorporation or may thereafter be amended to authorize corporate action further eliminating or limiting personal liability of directors. Any amendment, modification, repeal or adoption of any provision inconsistent with the foregoing sentence shall be prospective only, and neither the repeal or modification of the applicable section of the articles of incorporation nor the adoption of any provision inconsistent with the applicable section of the articles of incorporation shall adversely affect any right or protection of a director of the Company under the articles of incorporation in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or adoption of such inconsistent provision. If the PBCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the PBCL, as so amended.

Section 1741 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action. However, no indemnification is permitted to be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation.

The foregoing is only a general summary of certain aspects of the Company’s articles of incorporation, bylaws and the PBCL dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the articles of incorporation, bylaws and the PBCL referenced above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1(A)	Articles of Incorporation

3.2(B)	Bylaws

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, which define the rights of the shareholders.

4.2(C)	Specimen form of stock certificate.

4.3(D)	Description of Capital Stock

5.1*	Opinion of Stevens & Lee, P. C.

10.1(E)	The Bank of Princeton Amended and Restated 2012 Equity Incentive Plan

10.2(F)	Princeton Bancorp, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended

10.3(I)	The Bank of Princeton Amended and Restated 2007 Stock Option Plan

23.1(G)	Consent of Stevens & Lee, P.C.

23.2*	Consent of Wolf & Company, P.C.

24.1(H)	Power of Attorney

99.1*	The Bank of Princeton’s Current Report on Form 8-K filed with the FDIC on January 10, 2023.

*	Filed herewith.
(A)	Incorporated by reference to Exhibit 3.1 to registrant’s Current Report on Form 8-K, filed with the SEC on September 2, 2022
(B)	Incorporated by reference to Exhibit 3.1(ii) to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.
(C)	Incorporated by reference to Exhibit 4.1 to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.
(D)	Incorporated by reference to Exhibit 4.1 to registrant’s Current Report on Form 8-K12B, filed with the SEC on January 10, 2023
(E)	Incorporated by reference to Exhibit 10.2 to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.
(F)	Incorporated by reference to Exhibit 10.4 to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.
(G)	Included in Exhibit 5.1 to this Registration Statement
(H)	Previously filed on signature page
(I)	Incorporated by reference to Exhibit 10.1 to registrant’s Registration Statement No. 333-263313 of Form S-4EF filed with the SEC on March 4, 2022.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it was reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on July 5, 2023.

PRINCETON BANCORP, INC.

By:	/s/ Edward Dietzler
Name:	Edward Dietzler
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below in the City of Princeton, State of New Jersey, on July 5, 2023.

/s/ Edward Dietzler Edward Dietzler	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ George S. Rapp George S. Rapp	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey T. Hanuscin Jeffrey T. Hanuscin	Senior Vice President, Treasurer and Chief Accounting Officer (Principal Accounting Officer)

* Robert N. Ridolfi	Corporate Secretary and Director

* Stephen Distler	Director

* Judith Giacin	Director

* Richard Gillespie	Director

* Stephen Shueh	Director

* Martin Tuchman	Director

* Ross Wishnick	Director

*By:	/s/ Daniel J. O’Donnell
Daniel J. O’Donnell
Attorney-in-Fact